Exhibit 5.1

Our ref   JLH/807659-000008/86867667v3

Legend Biotech Corporation

2101 Cottontail Lane,

Somerset, New Jersey 08873,

United States of America

18 June 2026

Dear Sirs

Legend Biotech Corporation

We have acted as Cayman Islands legal advisers to Legend Biotech Corporation (the “Company”) in connection with an offering (the “Offering”) by the Company of an aggregate of 8,855,000 American depository shares (the ”ADSs”) representing 17,710,000 ordinary shares of par value US$0.0001 each of the Company (the ”Shares”) (including up to 1,155,000 ADSs representing 2,310,000 Shares if the underwriters to the Offering exercise their option to purchase additional ADSs in full), pursuant to an “automatic shelf” registration statement on Form F-3 (File No. 333-278050) that was previously filed with the Securities and Exchange Commission (the ”Commission”) on 19 March 2024 (the ”Registration Statement”) and the prospectus supplement dated 18 June 2026 (the “Prospectus Supplement”). Each ADS represents two Shares.

We are furnishing this opinion as Exhibit 5.1 to the Form 6-K to be filed by the Company with the Commission in connection with the Offering.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation dated 27 May 2015 issued by the Registrar of Companies in the Cayman Islands (the “Registrar of Companies”).

1.2

The third amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 26 May 2020 and effective immediately prior to the completion of the Company’s initial public offering of the ADSs representing its Shares (the “Memorandum and Articles”).

1.3

The minutes (the “Minutes”) of the meeting of the board of directors of the Company held on 11 June 2026 (the “Meeting”) and the minutes of the meeting of the pricing committee of the board of directors of the Company (the “Pricing Committee”) held on 17 June 2026 (the “Committee Resolutions”).

1.4	A certificate from a director of the Company, a copy of which is attached as Annexure A hereto (the “Director’s Certificate”).

1.5	A certificate of good standing dated 11 June 2026, issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.6	The Registration Statement.

1.7	The Prospectus Supplement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.4

There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraphs 1.1 to 1.3 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

3	Opinions

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2

The issue and allotment of the Shares pursuant to the Offering have been duly authorised, and when allotted, issued and paid for as contemplated in the Registration Statement and the Prospectus Supplement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.3

The statements under the headings “Selling Restrictions”, “Cayman Islands Taxation” and “Legal Matters” in the Prospectus Supplement are accurate in so far as such statements are summaries of or relate to Cayman Islands law, and such statements constitute our opinion.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the Memorandum and Articles, to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to our name under the headings “Material Income Tax Considerations - Cayman Islands Taxation “ and “Legal Matters” and elsewhere in the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Annexure A

Director’s Certificate

Legend Biotech Corporation

4th Floor, Harbour Place

103 South Church Street, P.O. Box 10240

Grand Cayman KY1-1002, Cayman Islands

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai

Hong Kong

June 22, 2026

Legend Biotech Corporation (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

5	The Memorandum and Articles remain in full force and effect and are unamended.

6

The Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The Resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

7	The Committee Resolutions were duly passed in the manner prescribed in the Memorandum and Articles and have not been amended, varied or revoked in any respect.

8

The shareholders of the Company have not restricted or limited the powers of the directors of the Company in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Prospectus Supplement.

9

The directors of the Company have not restricted the powers, authority and discretion delegated to the Pricing Committee under the Minutes in any way which limits the power or authority of the Pricing Committee with respect to the Offering or the performance by the Company of its obligations thereunder.

10

The authorised share capital of the Company is US$200,000 divided into 1,999,000,000 Ordinary Shares of a par value of US$0.0001 each and 1,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with Article 9 of the Memorandum and Articles.

11	The directors of the Company at the date of the Meeting and as at the date of this certificate were and are as follows:

WANG Ye

Corazon D. Sanders

Ji Darren Xiaohui

Patrick CASEY

HUANG Ying

HEYMAN Tomas

MAO Li

ZHANG Fangliang

Chi Wai Gareth Kung

MENG Jiange

SALOVEY Peter

12	The members of the pricing committee of the board of directors of the Company at the date of the Committee Resolutions and as at the date of this certificate were and are as follows:

HUANG Ying

ZHANG Fangliang

Chi Wai Gareth Kung

13

Each director of the Company considers the transactions contemplated by the Prospectus Supplement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

14

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company or would prevent the Company from entering into, and/or adversely affect the Company’s ability to perform its obligations under, the Offering. Neither the Directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no step has been taken to appoint a receiver in relation to any of the Company’s property or assets.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

[Signature Page to Follow]

Signature:	/s/ Ying Huang
Name:	Ying Huang
Title:	Director